Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Fourth Quarter and Full Year 2016 Results

Redwood City, California, March 6, 2017 — Avinger, Inc. (NASDAQ: AVGR) (the “Company”), a leading developer of innovative treatments for peripheral artery disease (“PAD”), today reported results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter and Recent Highlights

•    Revenue of $4.7 million, a 64% increase compared to the fourth quarter of 2015

•    Added 13 Lumivascular™ accounts, expanding the installed base of the Company’s Lumivascular platform to 156 accounts

•    Announced positive two-year clinical data from the pivotal VISION study of the Company’s Lumivascular technology

“We are pleased with the expansion of our installed base which positions us well in advance of our new product offerings, with both a next-gen Pantheris and below-the-knee platform introduction anticipated in 2017,” said Jeff Soinski, Avinger’s president and CEO. “Our R&D team is focused on getting our anticipated new products market-ready, as we prepare to maximize the impact of those launches later in the year. To that end, we are focusing our commercial resources while finalizing our launch plans and forecasts and we anticipate providing financial guidance once we fully update our operating plan.”

Dr. John B. Simpson, Avinger’s founder and executive chairman, stated, “We continue to make strong progress on our key product development and clinical initiatives. A great example of this is our recent presentation of new Pantheris data highlighting long-term effectiveness and freedom from target lesion revascularization, which adds to our established track record of clinical success. We look forward to continuing the two-year follow-up of patients from VISION and reporting the full data set as early as the second quarter of this year.”

Fourth Quarter 2016 Financial Results

Total revenue was $4.7 million for the fourth quarter ended December 31, 2016, a 64% increase from the fourth quarter of 2015 and a 12% decrease from the third quarter of 2016. Revenue from disposable devices was $3.7 million for the fourth quarter of 2016, a 118% increase compared to the fourth quarter of 2015 and a 5% decrease from the third quarter of 2016. Revenue related to Lightbox imaging consoles was $1.0 million, a 17% decrease compared to the fourth quarter of 2015 and a 29% decrease from the third quarter of 2016.

Gross margin for the fourth quarter of 2016 was 21%, down from 37% in the comparable quarter of 2015 and from 30% in the third quarter of 2016. The year-over-year decrease was primarily attributable to the growth of the Company’s manufacturing infrastructure associated with the commercial launch of Pantheris and a higher proportion of Lumivascular accounts participating in the Company’s placement-to-purchase and rental programs. The decrease compared to the third quarter of 2016 related primarily to a decrease in average selling price for Lightbox imaging consoles. Gross margin for the fourth quarter was also negatively impacted by higher costs related to product warranties and excess and obsolete inventory.

Operating expenses for the fourth quarter of 2016 were $12.9 million, compared to $13.4 million in the fourth quarter of 2015. This decrease was primarily attributable to higher sales and marketing expenses in 2015 as the Company expanded its commercial organization in anticipation of the commercial launch of Pantheris.

Loss from operations for the fourth quarter of 2016 was $12.0 million, compared to $12.3 million for the fourth quarter of 2015, and net loss for the fourth quarter of 2016 was $13.5 million, consistent with the fourth quarter of 2015. Loss per share for the fourth quarter of 2016 was $0.58, compared to $1.07 for the fourth quarter of 2015. The decreased loss per share includes the impact of the issuance of 9.9 million shares in the Company’s follow-on public offering which closed on August 16, 2016 and 1.1 million shares issued throughout 2016 under the Company’s at-the-market (ATM) public offering program.

Adjusted EBITDA, a non-GAAP measure, was a loss of $9.5 million for the fourth quarter of 2016, compared to a loss of $9.8 million for the fourth quarter of 2015.

Cash and cash equivalents totaled $36.1 million as of December 31, 2016, compared to $43.1 million as of December 31, 2015. The cash balance at year-end 2016 reflects cash expenditures during the fourth quarter of $11.0 million, partially offset by $3.8 million in net proceeds from sales of common stock under the Company’s ATM program.

Full Year 2016 Financial Results

Total revenue was $19.2 million for 2016, a 79% increase from 2015. Lightbox™ imaging console revenues were $4.7 million, a 15% increase compared to 2015, and revenues from disposable devices were $14.5 million, a 120% increase compared to 2015. Revenue growth for 2016 reflects the launch of Pantheris during the first quarter of the year.

Gross margin for 2016 was 25%, down from 40% in 2015. This decrease was primarily attributable to the growth in manufacturing infrastructure in conjunction with the launch of Pantheris and higher costs related to product warranties and excess and obsolete inventory.

Operating expenses for 2016 were $55.5 million, compared to $44.9 million in 2015. This growth was primarily attributable to Pantheris development expenses and expansion of the Company’s commercial organization.

Loss from operations for 2016 was $50.7 million, compared to $40.7 million for 2015. Loss per share for 2016 was $3.39, compared to $4.38 in 2015.

Adjusted EBITDA, a non-GAAP measure, was a loss of $41.8 million for 2016, compared to a $33.5 million loss for 2015.

Conference Call

Avinger will hold a conference call today, March 6, 2017 at 1:30pm PT/4:30pm ET to discuss its fourth quarter and full-year 2016 financial results. Individuals may listen to the call by dialing (844) 776-7820 for domestic callers or (661) 378-9536 for international callers and referencing Conference ID: 73906070. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning March 6, 2017 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on March 7, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 73863277. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the legs and feet. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its Lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current Lumivascular products include the Lightbox imaging console, the Ocelot family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the commercial introduction of new versions of Pantheris, future availability and presentation of clinical data and financial and operating guidance for 2017. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our third quarter Form 10-Q filing made with the Securities and Exchange Commission on November 8, 2016. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we also provide Adjusted EBITDA in this release. Management of the Company believes that Adjusted EBITDA, considered together with GAAP financial information, provides useful information for investors by excluding stock-based compensation expense, depreciation and amortization, which are not indicative of the Company’s core operating performance. Reconciliations of Adjusted EBITDA used in this release to the most directly comparable GAAP measures for the respective periods can be found in the reconciliation of GAAP to non-GAAP financial information immediately following the financial tables. We use Adjusted EBITDA for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA provides useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures have limitations as analytical tools, are likely different than those provided by other companies in our industry and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$4,679	$2,857	$19,214	$10,713
Cost of revenues	3,698	1,806	14,445	6,478
Gross profit	981	1,051	4,769	4,235
	21%	37%	25%	40%
Operating expenses:
Research and development	4,031	3,928	15,536	15,694
Selling, general and administrative	8,914	9,429	39,950	29,231
Total operating expenses	12,945	13,357	55,486	44,925
Loss from operations	(11,964)	(12,306)	(50,717)	(40,690)

Interest income	37	17	125	40
Interest expense	(1,565)	(1,165)	(5,524)	(5,167)
Other income (expense), net	(5)	(2)	(12)	(1,527)
Loss before provision for income taxes	(13,497)	(13,456)	(56,128)	(47,344)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	(13,497)	(13,456)	(56,128)	(47,344)
Adjustment to net loss resulting from convertible preferred stock modification	—	—	—	(2,384)
Net loss and comprehensive loss attributable to common stockholders	$(13,497)	$(13,456)	$(56,128)	$(49,728)

Net loss attributable to common stockholders per share, basic and diluted	$(0.58)	$(1.07)	$(3.39)	$(4.38)

Weighted average common shares used to compute net loss per share, basic and diluted	23,118	12,629	16,574	11,362

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$36,096	$43,059
Accounts receivable, net	3,570	2,060
Inventories	8,462	5,405
Prepaid expenses and other current assets	662	533
Total current assets	48,790	51,057

Property and equipment, net	4,555	2,822
Other assets	212	225
Total assets	$53,557	$54,104

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,607	$1,113
Accrued compensation	2,807	3,083
Accrued expenses and other current liabilities	3,067	3,285
Borrowings, current portion	41,289	—
Total current liabilities	48,770	7,481

Borrowings	—	29,565
Other long-term liablities	546	1,469
Total liabilities	49,316	38,515

Stockholders’ equity:
Preferred stock	—	—
Common stock	24	13
Additional paid-in capital	256,606	211,837
Accumulated deficit	(252,389)	(196,261)
Total stockholders’ equity	4,241	15,589
Total liabilities and stockholders’ equity	$53,557	$54,104

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Loss from operations	$(11,964)	$(12,306)	$(50,717)	$(40,690)
Add: Stock-based compensation	2,091	2,208	7,392	5,899
Add: Depreciation and amortization	411	339	1,506	1,300
Adjusted EBITDA	$(9,462)	$(9,759)	$(41,819)	$(33,491)